UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CPI Card Group Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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10026 West San Juan Way, Suite 200

Littleton, Colorado 80127

April 13, 2020

Dear Stockholder:

On behalf of the Board of Directors of CPI Card Group Inc. (the “Company”), you are cordially invited to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 27, 2020, at 8:00 a.m. Mountain Time at 10026 West San Juan Way, Littleton, CO 80127 or by means of remote communication (please see the Notice of Annual Meeting of Stockholders on the next page for more information).

We have included in this letter a proxy statement that provides you with detailed information about the Annual Meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about CPI Card Group Inc. from documents we have filed with the Securities and Exchange Commission.

You are being asked at the Annual Meeting to elect directors named in this proxy statement, to ratify the retention of KPMG LLP as our independent registered public accounting firm for 2020 and to transact any other business properly brought before the meeting.

Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to vote promptly. You may vote your shares through one of the methods described in the enclosed proxy statement. We strongly urge you to read the accompanying proxy statement carefully and to vote FOR the nominees proposed by the Board of Directors and in accordance with the recommendations of the Board of Directors on the other proposal by following the voting instructions contained in the proxy statement.

Sincerely,

Bradley Seaman	Scott Scheirman

Chairman of the Board	President, Chief Executive Officer and Director

This proxy statement is dated April 13, 2020 and is first being made available to stockholders via the Internet on, or about April 13, 2020.

CPI CARD GROUP INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 27, 2020

8:00 A.M (Mountain Time)

To the Stockholders of CPI Card Group Inc.:

The 2020 Annual Meeting of Stockholders will be held on May 27, 2020, at 8:00 a.m. (Mountain Time) at 10026 West San Juan Way, Littleton, CO 80127. Because of the uncertainties surrounding the impact of the COVID-19 pandemic, the Company is considering the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance of the Annual Meeting, and details on how to participate in the webcast will be set forth in a press release to be issued by the Company and available at https://investor.cpicardgroup.com, and the Company will file the announcement with the U.S. Securities and Exchange Commission. The purpose of the meeting is to:

1.	elect six directors;

2.	ratify the retention of KPMG LLP as our independent registered public accounting firm for 2020; and

3.	conduct any other business properly brought before the Annual Meeting or any adjournments or postponements thereof.

Voting is limited to stockholders of record at the close of business on April 3, 2020.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES OVER THE TELEPHONE, VIA THE INTERNET OR BY COMPLETING, DATING, SIGNING AND RETURNING A PROXY CARD, AS DESCRIBED IN THE ENCLOSED PROXY STATEMENT. YOUR PROMPT COOPERATION IS GREATLY APPRECIATED.

By Order of the Board of Directors,

Sarah Kilgore
Chief Legal and Compliance Officer and Corporate Secretary

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by rules adopted by the United States Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our Annual Report available to stockholders electronically via the Internet. On or about April 13, 2020, we will mail to most of our stockholders a notice (the “Notice”) containing instructions on how to access this proxy statement and our Annual Report and to vote via the Internet or by telephone.

The Notice also contains instructions on how to request a printed copy of the proxy materials. In addition, you may elect to receive future proxy materials in printed form by mail or electronically by e-mail by following the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

CPI CARD GROUP INC.

10026 West San Juan Way, Suite 200

Littleton, Colorado 80127

SUMMARY OF THE ANNUAL MEETING

This proxy statement contains information related to the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of CPI Card Group Inc. (referred to herein as the “Company,” “CPI,” “we,” “us” or “our” as the context requires) to be held at 10026 West San Juan Way, Littleton, CO 80127, on May 27, 2020, at 8:00 a.m. (Mountain Time). Because of the uncertainties surrounding the impact of the COVID-19 pandemic, the Company is considering the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance of the Annual Meeting, and details on how to participate in the webcast will be set forth in a press release to be issued by the Company and available at https://investor.cpicardgroup.com, and the Company will file the announcement with the U.S. Securities and Exchange Commission. This proxy statement is first being made available to stockholders via the Internet on or about April 13, 2020.

Why did you send me this proxy statement?

We sent you this proxy statement because the Board of Directors (the “Board”) of the Company is soliciting your proxy to vote at the Annual Meeting and at any postponements or adjournments of the Annual Meeting. This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.

Who can vote at the Annual Meeting?

Only stockholders of record as of the record date are entitled to vote at the Annual Meeting. The record date to determine stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 3, 2020. On the record date, there were 11,229,819 shares of our common stock, par value $0.001 per share, outstanding. Our common stock is the only class of voting securities outstanding.

How many shares must be present to conduct the Annual Meeting?

We must have a quorum present in person or by proxy to conduct the Annual Meeting. A quorum is established when a majority of shares entitled to vote is present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes (as described below) are counted for purposes of determining whether a quorum is present.

What matters are to be voted on at the Annual Meeting?

The agenda for the Annual Meeting is to:

1.	elect six directors;

2.	ratify the retention of KPMG LLP as our independent registered public accounting firm for 2020; and

3.	conduct any other business properly brought before the Annual Meeting or any adjournments or postponements thereof.

As of the date of this proxy statement, we do not know of any other matters to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named as proxies will be authorized to vote or otherwise act in accordance with their judgment.

How does the Board recommend that I vote?

The Board recommends that you vote:

1.	FOR the election of each of CPI’s director nominees named in this proxy statement; and

2.	FOR the ratification of the retention of KPMG LLP as our independent registered public accounting firm for 2020.

How do I vote at the Annual Meeting?

You may vote in person at the Annual Meeting or by proxy. In addition, if you are a stockholder of record of CPI’s shares, there are three ways to vote by proxy:

•	By Telephone — You can vote by telephone by following the instructions on your proxy card. You will need to use the control number appearing on your Notice or proxy card to vote by telephone;

•

By Internet — You can vote via the Internet by following the instructions on your proxy card. You will need to use the control number appearing on your Notice or proxy card to vote via the Internet; or

•	By Mail — You can vote by completing, dating, signing and returning the proxy card.

If you are a beneficial owner of shares held in street name, you may vote as follows:

•

By Telephone — If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by calling the toll free number found on the voting instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your shares.

•

By Internet — You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in your Notice. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

•

By Mail — If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by filling out the voting instruction form and returning it in the envelope provided.

If you are a beneficial owner of shares held in street name and wish to vote in person at the Annual Meeting, you must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the Annual Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy. You must bring a copy of the legal proxy to the Annual Meeting and ask for a ballot when you arrive.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day. You may vote over the telephone or via the Internet until 11:59 p.m. on May 26, 2020. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the Annual Meeting in person.

Your proxy will be voted in accordance with your instructions, so long as, in the case of a proxy card returned by mail, such card has been signed and dated. If you vote your shares via the Internet, by telephone or by executing and returning a proxy card by mail but you do not provide specific instructions with respect to the proposals, your shares will be voted FOR the director nominees named in this proxy statement and FOR the ratification of the retention of our independent registered public accounting firm.

As of the date of this proxy statement, we do not know of any matters to be presented at the Annual Meeting except those described in this proxy statement. If any other matters properly come before the Annual Meeting, however, the persons named as proxies will be authorized to vote or otherwise act in accordance with their judgment.

What does it mean if I receive more than one Notice of internet availability of proxy materials?

You may receive more than one Notice, more than one e-mail or multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice, a separate e-mail or a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one Notice, more than one e-mail or more than one proxy card. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card and voting instruction card that you receive or vote over the Internet the shares represented by each Notice that you receive (unless you have requested and received a proxy card or voting instruction card for the shares represented by one or more Notices).

May I change my vote?

Yes. You may revoke your proxy at any time before it is voted at the Annual Meeting. To change your vote, if you are a stockholder of record, you may submit another later dated proxy by telephone, Internet or mail or by voting your shares in person at the Annual Meeting (your attendance at the Annual Meeting will not, by itself, revoke your proxy; you must vote in person at the Annual Meeting to revoke your proxy). If you are a beneficial owner and your shares are held in street name, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee, or if you have obtained a legal proxy from such entity giving you the right to vote your shares, you may change your vote by attending the Annual Meeting and voting in person.

How do I vote if my bank or broker holds my shares in “street name”?

If you hold your shares in “street name” through a bank, broker or other nominee, such bank, broker or nominee will vote those shares in accordance with your instructions. To so instruct your bank, broker or nominee, you should refer to the information provided to you by such entity. Without instructions from you, a bank, broker or nominee will be permitted to exercise its own voting discretion with respect to so-called routine matters (Proposal No. 2 (ratification of auditors)) but will not be permitted to exercise voting discretion with respect to non-routine matters (Proposal No. 1 (director elections)). Thus, if you do not give your bank, broker or nominee specific voting instructions with respect to Proposal No. 2, your shares will be voted in such entity’s discretion. If you do not give your bank, broker or nominee specific instructions with respect to Proposal No. 1, your shares will not be voted on such proposal. This is called a “broker non-vote.” Shares represented by such broker non-votes will be counted in determining whether there is a quorum, but will have no effect on the non-routine proposals. We urge you to promptly provide your bank, broker or nominee with appropriate voting instructions so that all your shares may be voted at the Annual Meeting.

What vote is required to elect directors and approve the other matters described in this proxy statement?

The Company’s Second Amended and Restated By-Laws (the “By-Laws”) require that directors be elected by the majority of votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee with abstentions and broker non-votes not counted as votes “for” or “against”). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

For the ratification of the retention of KPMG LLP as our independent registered public accounting firm for 2020 (Proposal No. 2), the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. Abstentions will not be voted but will be counted for purposes of determining whether there is a quorum. Accordingly, abstentions will have the effect of a negative vote on Proposal No. 2. As stated immediately above, because Proposal No. 2 is a routine matter, if you do not give your bank, broker or nominee specific voting instructions with respect to Proposal No. 2, your shares will be voted in such entity’s discretion.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered in your name on the Company’s books and records or with our transfer agent, you are the “stockholder of record” of those shares, and this proxy statement and accompanying materials have been provided directly to you by the Company. On the other hand, if you purchased your shares through a brokerage or other financial intermediary, the brokerage or other financial intermediary will automatically put your shares into “street name,” which means that the brokerage or other financial intermediary will hold your shares in its name or another nominee’s name and not in your name, but will keep records showing you as the “beneficial owner.” If you hold shares beneficially in street name, this proxy statement and accompanying materials have been forwarded to you by your broker, bank or other holder of record.

How many votes do I have?

Each share of common stock that you hold as of the record date entitles you to one vote, without cumulation, on each matter to be voted upon at the Annual Meeting.

How will the votes be counted at the Annual Meeting?

The votes will be counted by the inspector of election appointed for the Annual Meeting.

How will the Company announce the voting results?

The Company will report the final results of the voting at the Annual Meeting in a filing with the SEC on a Current Report on Form 8-K within four (4) business days of the date of the Annual Meeting.

Who pays for the Company’s solicitation of proxies?

The Board is soliciting your proxy to vote your shares of common stock at our Annual Meeting. The Company will bear the cost of soliciting proxies, including preparing, printing and mailing this proxy statement. Proxies may be solicited personally, by mail, email or by telephone by certain of our directors, officers, employees or representatives. Our directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their out-of-pocket expenses in forwarding solicitation materials to such beneficial owners.

What is “householding” and how does it work?

Under the rules adopted by the SEC, we may deliver a single mailing with the Notice to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one mailing Notice to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date.

What do I need for admission to the Annual Meeting?

Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to record and beneficial stockholders as of the record date (April 3, 2020), individuals holding a valid proxy from a record holder and other persons authorized by the Company. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your admittance to the Annual Meeting or any adjournment or postponement thereof. You should be prepared to present photo identification for admission. If you hold your shares in street name, you will need to provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned stock as of the record date, a copy of a voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date, as well as your photo identification, for admission. If you do not provide photo identification or comply with the other procedures described above, you will not be admitted to the Annual Meeting or any adjournment or postponement thereof. For security reasons, you and your bags may be subject to search prior to your admittance to the Annual Meeting.

Explanatory Note

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We can qualify as an emerging growth company for up to five years from the date of our initial public offering, which is through December 31, 2020, and subject to certain other requirements.  In addition, the Company qualifies as a “smaller reporting company” in accordance with Rule 12b-2 of the Securities Exchange Act of 1934.  For as long as we are an emerging growth company or a smaller reporting company, we will not be required to provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002.  In addition, because we are an emerging growth company and a smaller reporting company, we are not required to include a Compensation Discussion and Analysis section in this proxy statement and have elected to comply with the scaled-down executive compensation disclosure requirements, as applicable.

On December 20, 2017, we effected a 1-for-5 reverse stock split of our common stock (the “Reverse Stock Split”). All references to numbers of shares of our common stock in this Proxy Statement reflect this Reverse Stock Split.

ELECTION OF DIRECTORS

PROPOSAL NO. 1

Douglas Pearce, who has served on our Board since 2016, will retire from the Board upon the expiration of his term at the Annual Meeting. The Board would like to thank Mr. Pearce for his dedicated service to the Company.

Upon the recommendation of our Nominating and Corporate Governance Committee (the “Nominating Committee”), the Board has nominated the six individuals listed below to stand for election to the Board for a one-year term ending at the annual meeting of stockholders in 2021 or until their successors, if any, are elected or appointed. Our Third Amended and Restated Certificate of Incorporation and our By-Laws provide for the annual election of directors. Each director nominee must receive the affirmative vote of a majority of the votes cast in order to be elected (i.e., the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee, and abstentions and broker non-votes will not be counted as votes “for” or “against” a nominee). Unless contrary instructions are given, the shares represented by your proxy will be voted FOR the election of all director nominees. The Board has determined that each director nominee, other than Mr. Scott Scheirman, is an independent director, as further described below in “Directors and Corporate Governance — Independence of Directors.”

All of the director nominees listed below have consented to being named in this proxy statement and to serving if elected. However, if any of the below nominees becomes unable or unwilling to serve prior to the date of the Annual Meeting, proxy holders will have discretion and authority to vote for another nominee proposed by our Board. Alternatively, our Board may reduce the number of directors to be elected at the Annual Meeting.

Name	Position
Robert Pearce	Director
Nicholas Peters	Director
Scott Scheirman	Director, President and Chief Executive Officer
Bradley Seaman	Chairman of the Board
Marc Sheinbaum	Director
Valerie Soranno Keating	Director

Biographical information relating to each of the director nominees is set forth below under “Directors and Corporate Governance” and incorporated by reference herein.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF CPI’s DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE ELECTION OF EACH OF CPI’s DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

DIRECTORS AND CORPORATE GOVERNANCE

Director Biographical Information and Qualifications

Set forth below is a description of the business experience of each director, as well as the specific qualifications, skills and experiences considered by the Nominating Committee and the Board in recommending our slate of director nominees. Each director listed below is nominated for reelection to the Board for a term expiring at the annual meeting of stockholders in 2021. See “Election of Directors (Proposal No. 1).”

Robert Pearce, 65, has served on our Board of Directors since 2007. Mr. Pearce also serves on the board of directors of Canada Guaranty Mortgage Insurance Company, First American Payment Systems, First National Financial LP and Duo Bank of Canada. Mr. Pearce spent 26 years with BMO Bank of Montreal, from 1980 to 2006, most recently holding the position of President and Chief Executive Officer, Personal and Commercial Client Group. He also served on the board of directors of MasterCard International from 1998 to 2006 and as Chairman of the Canadian Bankers’ Association from 2004 to 2006. Mr. Pearce holds a Bachelor of Arts from the University of Victoria and a Master of Business Administration from the University of British Columbia. Mr. Pearce brings to the Board more than 30 years of operational and leadership experience in the financial services industry, including extensive operating experience in credit card, debit card and prepaid cards in both card issuing and merchant acceptance in Canada and the United States.

Nicholas Peters, 47, has served on our Board of Directors since 2007. Mr. Peters is a Managing Director at Parallel49 Equity (formerly Tricor Pacific Capital) a private equity firm that makes control investments in lower middle market companies in the United States and Canada, which he joined in 2002, and also began serving as Parallel49 Equity’s Chief Financial Officer in 2012. Prior to joining Parallel49 Equity, Mr. Peters was a Senior Manager at Arthur Andersen LLP in Chicago. Mr. Peters is the Chairman of the Questco Companies and Certified Recycling and serves on the board of several other Parallel49 Equity investment companies. Mr. Peters holds a Bachelor of Science degree in Business Administration from the University of Dayton in Ohio. He is a Certified Public Accountant and is affiliated with the American Institute of Certified Public Accountants and the Ohio Society of CPAs. Mr. Peters brings to the Board strong finance and accounting skills, as well as valuable experience from his oversight of the management and operations of several of Parallel49 Equity’s portfolio companies.

Scott Scheirman, 57, has served as our President and Chief Executive Officer since October 2017 and on our Board of Directors since October 2016. Prior to joining the Company, Mr. Scheirman served as the Chief Executive Officer and a co-founder of JKL Ventures LLC, a private investment and strategic advisory firm since February 2014. Prior to JKL Ventures LLC, Mr. Scheirman served as the Executive Vice President and Chief Financial Officer of Western Union (NYSE:WU) from September 2006 to December 2013. Prior to joining Western Union, Mr. Scheirman held a variety of executive leadership and financial officer roles at First Data Corporation (NYSE:FDC), and began his career at Ernst & Young LLP. Mr. Scheirman holds a Bachelor of Science degree in Business Administration with an emphasis in Accounting from the University of Northern Colorado. Mr. Scheirman brings to the Board extensive strategic planning, finance, risk management, international, public company and corporate governance experience, and through his position as our Chief Executive Officer, he brings to the Board management’s perspective over a full range of issues affecting the Company.

Bradley Seaman, 60, has served on our Board of Directors since 2007 and currently serves as Chairman of the Board. Mr. Seaman has been employed, since August 1999, by Parallel49 Equity and its predecessor by name, Tricor Pacific Capital. From 1999 through December 2011, Mr. Seaman was Parallel49 Equity’s Managing Director and leader of its U.S. operations, and, since January 2012, has served as its Managing Partner, responsible for leading overall firm operations, strategy, funding and investments. Prior to joining Parallel49 Equity, and from 1990 through July 1999, Mr. Seaman was employed by GE Capital Corporation where he held a number of increasingly senior positions in GE’s Transportation & Industrial Funding and Commercial Finance units. In 1994, Mr. Seaman was selected to be part of a new group that was established to focus GE Capital’s debt and equity products on the emerging private equity market, and, in that capacity and in his last role before leaving GE Capital, he headed GE’s offices in New York and Chicago. Mr. Seaman is also a member of the board of directors of Steel Dynamics, Inc. (NASDAQ: STLD). Mr. Seaman holds a Bachelor of Science degree in Business Administration from Bowling Green State University and a Master of Business Administration from the University of Dallas. He brings to the Board a comprehensive understanding and experience in the capital markets, management experience, and both operational and corporate governance experience drawn from his involvement in the management and oversight of Parallel49 Equity’s portfolio companies.

Marc Sheinbaum, 62, has served on our Board of Directors since 2019. Since 2017, Mr. Sheinbaum has been an advisor to venture capital and private equity firms. From 2014 to 2016, he was the President, Chief Executive Officer and a Director of Higher One Holdings, Inc. (NYSE: ONE), a payments technology provider for higher education. From 2007 through 2013, Mr. Sheinbaum was the Senior Vice President and Chief Executive Officer of Retail, Auto and Education Finance at JPMorgan Chase & Co. (NYSE: JPM). Earlier in his career, Mr. Sheinbaum held positions at GE Capital Corporation and American Express Company (NYSE: AXP), as well as Coopers & Lybrand Management Consulting. Mr. Sheinbaum holds a Bachelor of Science degree in Management Science from State University of New York at Albany and a Masters in Business Administration from New York University. He brings over 30 years of experience in payments and consumer financial services, public company leadership and turnaround situations.

Valerie Soranno Keating, 56, has served on our Board of Directors since May 2018. Ms. Soranno Keating has been senior advisor to a number of private equity firms in the U.S. and Europe since 2017. From November 2009 through May 2015 she was the Chief Executive Officer of Barclaycard, the global payments division of Barclays PLC (NYSE:BCS), with $60 billion in assets and over 30 million customers throughout the U.S., Europe and South Africa. Before joining Barclays, Ms. Soranno Keating held a variety of executive positions at American Express Company (NYSE:AXP) from May 1993 through May 2009 including President, Travelers Cheques & Prepaid Services, Executive Vice President Global Commercial Services, Executive Vice President Global Merchant Services, Emerging Global Businesses & Network Expansion, and Vice President Corporate Strategic Planning. Ms. Soranno Keating also serves on the board of directors of One Main Financial (NYSE:OMF), a consumer lending business. Ms. Soranno Keating holds a Bachelor of Science Degree in Business Administration from Lehigh University. She brings to the Board over 20 years of experience in both executive and board roles across a broad spectrum of payments and-related businesses. Ms. Soranno Keating brings to the board over 25 years of experience in the payments industry.

Director Selection Process

The Nominating Committee works with the Board to determine periodically, as appropriate, the desired Board qualifications, expertise and characteristics, and recommends candidates to the Board based on these criteria. In identifying director candidates, the Nominating Committee accepts recommendations from current or former directors, search firms retained by the Nominating Committee to assist in identifying and evaluating potential candidates, stockholders, Company executives and by self-nomination. The Board does not have specific requirements for eligibility to serve as a director of CPI, nor does it have a specific policy on diversity. However, in evaluating director candidates, regardless of how recommended, the Nominating Committee generally considers such factors as business experience, high ethical standards and integrity, skills, understanding of CPI’s business environment, willingness to devote adequate time to Board duties and, with respect to diversity, the Nominating Committee considers such factors as differences in professional background, education, experiences, characteristics, skills and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board.

In determining whether to recommend a director for re-election, the Nominating Committee considers the director’s past attendance at meetings, participation in and contributions to the activities of the Board and the Company, the director’s adherence to standards of high character and integrity, as well as other qualifications and characteristics set forth in the Nominating Committee charter.

Recommendation of Directors by Stockholders

In accordance with its charter, the Nominating Committee will consider any candidate for election as a director of the Company recommended by any CPI stockholder, provided that the recommending stockholder follows the procedures set forth in Section 2.10(b) of the Company’s By-Laws for nominations by stockholders of persons to serve as directors (except for directors nominated by the Tricor Funds (defined below), as described in the paragraph immediately below). The Nominating Committee does not have a formal policy with regard to the consideration of director candidates recommended by stockholders, and the Board believes that it is appropriate not to have such a policy given that the charter of the Nominating Committee provides that the Nominating Committee shall review and evaluate all potential director candidates submitted by CPI stockholders and sets forth the factors that the Nominating Committee shall consider in evaluating all director nominees. The Nominating Committee thus evaluates director candidates recommended by CPI stockholders (except for the Tricor Funds) in the same manner by which it evaluates other director candidates considered by the Nominating Committee, as described above.

Two of our stockholders, Tricor Pacific Capital Partners (Fund IV), LP and Tricor Pacific Capital Partners (Fund IV) US, LP (together, the “Tricor Funds”), have the right to collectively designate nominees for election to our Board of Directors for so long as the Tricor Funds collectively beneficially own 5% or more of the total number of shares of our common stock then outstanding, pursuant to a Director Nomination Agreement entered into between the Company and the Tricor Funds in connection with our initial public offering. The number of nominees that the Tricor Funds are entitled to designate under the Director Nomination Agreement bears the same proportion to the total number of members of our Board of Directors as the number of shares of common stock beneficially owned by the Tricor Funds bears to the total number of shares of common stock outstanding, rounded up to the nearest whole number. Pursuant to the Director Nomination Agreement, the Company agrees to use its best efforts to ensure that director nominees of the Tricor Funds are included in the Board’s slate of nominees submitted to the stockholders for election at each annual meeting. Thus, the Nominating Committee would not evaluate directors candidates nominated by the Tricor Funds and make a determination regarding their suitability for nomination in the manner described above. Refer to “Certain Relationships and Related Party Transactions - Director Nomination Agreement” for a description of the Tricor Funds’ right to designate nominees.

Pursuant to Section 2.10(b) of the By-Laws, nominations of persons for election to the Board at a meeting of stockholders may be made by any stockholder of the Company entitled to vote for the election of directors at the meeting who sends a timely notice in writing to our Corporate Secretary. To be timely, a stockholder’s notice must be delivered to, or mailed and received by, our Corporate Secretary at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the annual meeting is more than 30 days prior to or after the anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which “public announcement” of the date of such annual meeting is made by the Company. For purposes of the By-Laws, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by us with the SEC.

The stockholder’s notice or recommendation is required to contain certain prescribed information about each person the stockholder proposes to recommend for election as a director, the stockholder giving notice and the beneficial owner, if any, on whose behalf notice is given. The stockholder’s notice must also include the consent of the person proposed to be nominated and to serve as a director if elected. Recommendations or notices relating to director nominations should be sent to CPI Card Group Inc., 10026 West San Juan Way, Suite 200, Littleton, Colorado 80127; Attention: Sarah Kilgore, Chief Legal and Compliance Officer and Corporate Secretary.

Independence of Directors

The Company’s Corporate Governance Guidelines provide that a majority of the members of the Board, and each member of the Audit Committee, Compensation Committee and Nominating Committee, must meet the criteria for independence set forth under applicable law and the rules and standards of applicable national securities exchanges and inter-dealer quotation systems (the “Market Rules”). No director qualifies as independent unless the Board determines that the director has no relationship with the Company which would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. These independence guidelines are part of our Corporate Governance Guidelines, available on our website at www.cpicardgroup.com. The Board considers all relevant facts and circumstances of which it is aware in making an independence determination with respect to any director.

The Board has made independence determinations with respect to each of our directors. Based on the Market Rules, the Board has affirmatively determined that each of Ms. Soranno Keating and Messrs. D. Pearce, R. Pearce, Peters, Seaman and Sheinbaum are independent within the meaning of the Market Rules.

Board’s Role in Risk Oversight

The Company’s management continually monitors the material risks facing the Company. Our enterprise risk management process is designed to facilitate the identification, assessment and management of certain key risks the Company may encounter and which may impact our ability to achieve our strategic objectives. The enterprise risk management function supplements management’s ongoing responsibilities to monitor and address risks by providing for a process by which risk owners identify causes of and action plans for certain risks, which then are discussed with senior management.

The Board regularly reviews and discusses the most significant risks facing the Company and management’s process for identifying, prioritizing and responding to those risks. The Board has also delegated risk oversight authority to its committees. Pursuant to its charter, the Audit Committee is responsible for oversight of the Company’s policies with respect to risk assessment and risk management and discussing with management the major risk exposures facing the Company and the steps the Company has taken to monitor and control such exposures. Periodically, the Company’s Chief Executive Officer, Chief Financial Officer, Chief Legal and Compliance Officer, Chief Technology Officer, Chief Accounting Officer and Internal Audit Director, among other select members of the Company’s management, present to the Audit Committee a description of management’s view of the most significant risks facing the Company and participate in discussions with the Audit Committee regarding those risks and any mitigating factors, plans or policies in place to address and monitor such risks.

While the Audit Committee is charged with primary oversight of risk, the Board and the Board committees oversee risks associated with their principal areas of focus, as summarized below:

Board/Committee Areas of Risk Oversight and Actions

Full Board

•     Oversees the enterprise risk management process

•     Evaluates reports received from management and makes inquiries of management on areas of particular interest to the Board

•     Reviews with management material strategic, operational, financial, compensation and compliance risks

•     Considers specific risk topics in connection with strategic planning and other matters

•     Manages risk oversight and related activities conducted by Board committees through reports of the committee chairmen to the Board

Audit Committee

•     Discusses with management the Company’s process for assessing and managing risks, including identifying the Company’s major financial risk exposures and the steps necessary to monitor and control such exposures

•     Oversees financial and compliance risks

•     Meets periodically with senior management and our independent auditor, KPMG LLP, and reports on such meetings to the Board

•     Assesses periodic management reports on risks, including those addressed in the enterprise risk management process

Compensation Committee	• Oversees the review and evaluation of the risks associated with our compensation policies and practices
Nominating and Corporate Governance Committee	• Oversees risks associated with our governance structure and processes • Reviews our organizational documents, Corporate Governance Guidelines and other policies

Corporate Governance

The Board has approved Corporate Governance Guidelines, a Code of Business Conduct and Ethics and a Code of Conduct for Financial Officers. Our corporate governance documents, including the Corporate Governance Guidelines, the Code of Business Conduct and Ethics, the Code of Conduct for Financial Officers and committee charters, are available on our website at www.cpicardgroup.com or in printed form upon request by contacting CPI Card Group at 10026 West San Juan Way, Suite 200, Littleton, Colorado 80127, Attention: Investor Relations. The Board regularly reviews corporate governance developments and modifies these documents as warranted. Any modifications will be reflected on our website. The information on our website is not part of this proxy statement and is not deemed to be incorporated by reference herein.

Other Board Information

Leadership Structure of the Board

Bradley Seaman serves as our Chairman of the Board, and Scott Scheirman serves as our Chief Executive Officer. Our Board has decided to maintain separate Chairman and CEO roles to allow our CEO to focus on the development and execution of our business strategy, while allowing the Chairman to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board recognizes the time, effort and energy that the CEO is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman. While our By-Laws and Corporate Governance Guidelines do not require that our Chairman and CEO positions be separate, the Board believes that having separate positions and having an independent director serve as Chairman is the appropriate leadership structure for us at this time.

Board Meetings

In 2019, our Board held nine meetings. In addition to our Board meetings, our directors attend meetings of committees established by our Board. Each of CPI’s directors attended at least 75% of the meetings of our Board and the committees on which he or she served during 2019 that were held when he or she was a director, except for Douglas Pearce, who attended just over 70% of such meetings. Each of our directors is expected to attend each meeting of the Board and is strongly encouraged to attend each annual stockholder meeting, as provided in our Corporate Governance Guidelines (available on our website at www.cpicardgroup.com). All of our directors attended the 2019 annual meeting of stockholders.

Meetings of Non-Employee Directors

In accordance with our Corporate Governance Guidelines, our non-employee directors meet regularly in executive sessions of the Board without management present. Mr. Bradley Seaman, our Chairman, presides over these executive sessions. In the event that Mr. Bradley Seaman is not available to lead these meetings, the presiding director is chosen by the non-employee directors in attendance.

Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee.  The following chart sets forth the directors who currently serve as members of each of the Board committees as of the date of this proxy statement.

	Audit	Compensation	Nominating
Directors	Committee	Committee	Committee
Douglas Pearce	X		C
Robert Pearce	C	X
Nicholas Peters		C	X
Scott Scheirman
Bradley Seaman*		X
Marc Sheinbaum	X
Valerie Soranno Keating	X		X

*      Chairman of the Board

“C”  Denotes member and chair of committee

“X”  Denotes member

Audit Committee

In 2019, the Audit Committee held eight meetings. Each of the members of the Audit Committee is a non-employee director.  The Audit Committee is established in accordance with the Exchange Act, and we believe that each of Ms. Soranno Keating and Messrs. D. Pearce, R. Pearce and Sheinbaum meets the independence criteria for purposes of serving on an audit committee under the applicable OTCQX® Best Market rules and Rule 10A-3 under the Exchange Act. In addition, our board of directors has determined that each of Messrs. R. Pearce and Sheinbaum qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.  The Audit Committee operates under a written charter setting forth its functions and responsibilities.  A copy of the current charter is available on our website at www.cpicardgroup.com or in printed form upon request.

Compensation Committee

The Compensation Committee held nine meetings in 2019. The Board has determined that all of the members of the Compensation Committee are independent as defined in OTCQX® Best Market rules. The Compensation Committee has overall responsibility for approving and evaluating director and officer compensation plans, policies and programs of the Company and reviewing the disclosure of such plans, policies and programs to our stockholders in the annual proxy statement. The Compensation Committee utilizes an independent compensation consultant to assist it in its duties. The Compensation Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.cpicardgroup.com or in printed form upon request.

In consultation with the Company’s management, the Compensation Committee establishes the general policies relating to senior management compensation and oversees the development and administration of such compensation programs. Our human resources executives and staff support the Compensation Committee in its work. These members of management work with compensation consultants (whose engagements have been approved by the Compensation Committee), accountants and legal counsel, as necessary, to implement the Compensation Committee’s decisions, monitor evolving competitive practices and make compensation recommendations to the Compensation Committee. Our human resources management develops specific compensation recommendations for senior executives, which are first reviewed by senior management and then presented to the Compensation Committee and its independent compensation consultant. The Compensation Committee has final authority to approve, modify or reject the recommendations in its sole discretion and to make its decisions in executive session. The Compensation Committee approves all compensation of our executive officers, including equity awards.

Since 2018, the Compensation Committee has engaged Willis Towers Watson as its independent compensation consultant. The consultant reports directly to the Compensation Committee, including with respect to management’s recommendations of compensation programs and awards. The Compensation Committee has the sole authority to approve the scope and terms of the engagement of such compensation consultant and to terminate such engagement. Willis Towers Watson assisted the Compensation Committee with the development of competitive market data, compensation program design and related assessments of the Company’s executive and director compensation levels, evaluation of annual and long-term incentive compensation strategy and compilation and review of total compensation data for the Company’s Named Executive Officers (as defined in “Executive Compensation”). Other than with respect to consulting on executive and director compensation matters, Willis Towers Watson has performed no other services for the Compensation Committee, and limited consulting services for the Company which the Compensation Committee has determined do not impair Willis Towers Watson’s independence.

The Compensation Committee has reviewed the independence of Willis Towers Watson in light of SEC rules regarding compensation consultants and has concluded that Willis Towers Watson’s work for the Compensation Committee does not raise any conflict of interest.

Nominating and Corporate Governance Committee

The Nominating Committee held four meetings in 2019.  Each of the members of the Nominating Committee is independent as defined in the OTCQX® Best Market rules.

The Nominating Committee is responsible for, among other things: (i) identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board; (ii) recommending director nominees to the Board for election at the next annual meeting of the stockholders of the Company; (iii) in the event of a vacancy on or an increase in the size of the Board, recommending director nominees to the Board to fill such vacancy or newly established Board seat; (iv) recommending directors to the Board for membership on each committee of the Board; and (v) establishing and reviewing annually our Corporate Governance Guidelines and Code of Business Conduct and Ethics. The Nominating Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.cpicardgroup.com or in printed form upon request.

Mr. Sheinbaum, who was appointed as a member of the Board in November 2019, was recommended to the Nominating Committee by a third-party executive search firm.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has in the past served as an officer or employee of the Company. None of the members of our Compensation Committee has any relationship requiring disclosure as a related party transaction. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Communications to the Board

Stockholders and interested parties can contact the Board (including the Chairman and the independent directors) through written communication sent to CPI Card Group, 10026 West San Juan Way, Suite 200, Littleton, Colorado 80127, Attention: Sarah Kilgore, Chief Legal and Compliance Officer and Corporate Secretary. Our Corporate Secretary reviews all written communications and forwards to the Board copies of any such correspondence that is directed to the Board or that, in the opinion of the Corporate Secretary, deals with the functions of the Board or Board committees or that she otherwise determines requires the Board’s or any Board Committee’s attention. Concerns relating to accounting, internal accounting controls or auditing matters are immediately brought to the attention of our Audit Committee Chair and handled in accordance with procedures established by the Audit Committee with respect to such matters. From time to time, the Board may change the process by which stockholders may communicate with the Board. Any such changes will be reflected in our Corporate Governance Guidelines, which are posted on our website at www.cpicardgroup.com.

Director Compensation

As described more fully below, the following table summarizes the annual compensation for our non-employee directors during 2019.

2019 DIRECTOR COMPENSATION

Fees
Earned
Or Paid
In Cash
Name	($)
Douglas Pearce (1)	$95,000
Robert Pearce (1)	$101,875
Nicholas Peters (2)	$60,000
Bradley Seaman (2)	$—
Marc Sheinbaum (1) (3)	$27,500
Valerie Soranno Keating (1)	$90,000

(1)  In early 2019, the disinterested members of the Board, taking into account considerations provided by Willis Towers Watson, determined that it was in the best interests of the Company to end the use of equity in the Board compensation package and move to an all cash program.  This is consistent with the general form of compensation provided to officers of the Company and further limits dilution of stockholder ownership. Prior to this action, the Unaffiliated Directors (defined below) received half of their retainer fees in restricted stock units (“RSUs”) with a one-year vesting term. The RSUs were awarded at the time of the 2018 annual stockholder meeting, and therefore the last director RSU award was made in May 2018 and provided a portion of the director compensation through May 2019.  These values are not included in the table above as they were awarded in 2018.

(2)  In early 2019, the disinterested members of the Board determined that it is in the best interests of the Company and its stockholders to compensate directors nominated by the Tricor Funds consistent with the other non-employee directors.  The Company does not pay a management fee to the Tricor Funds. Refer to “Certain Relationships and Related Party Transactions - Director Nomination Agreement” for a description of the Tricor Funds’ right to designate nominees. Following this change, Mr. Peters received compensation in 2019 and Mr. Seaman declined compensation for 2019.

(3)  Mr. Sheinbaum was appointed to the Board of Directors on November 14, 2019.

Narrative to Director’s Compensation Table

The following sets forth our compensation package for our non-employee directors.

Compensation Element	Value
Retainer (1)	$100,000

Audit Committee Chair Fee	$20,000
Compensation Committee Chair Fee	$15,000
Nominating Committee Chair Fee	$10,000
Audit Committee Member Fee	$10,000
Compensation Committee Member Fee	$7,500
Nominating Committee Member Fee	$5,000

(1)  Prior to 2019, 50% of the $100,000 Retainer was awarded as RSUs with a one-year vesting term, and 50% was awarded in cash.  Beginning in June 2019, the Company moved to an all cash compensation model.  See footnote (1) to the 2019 Director Compensation table.

Fees are paid quarterly.

Security Ownership of Certain Beneficial Owners, Directors and Management

The following table sets forth, as of April 3, 2020 (except as indicated below), beneficial ownership, as defined by SEC rules, of our common stock. Each of the persons listed below has sole voting and investment power with respect to the beneficially owned shares listed unless otherwise indicated. For purposes of the following table, beneficial ownership is determined in accordance with Exchange Act Rule 13d-3.  The percentage calculations set forth in the table are based on 11,229,819 shares of common stock outstanding on April 3 2020 rather than based on the percentages set forth in stockholders’ Schedules 13G or 13D, as applicable, filed with the SEC. Unless otherwise indicated, the address of each beneficial owner is c/o CPI Card Group Inc., 10026 West San Juan Way, Suite 200, Littleton, Colorado 80127.

	Number of
	Shares of	Percentage of
	Common	Common
	Stock	Stock
	Owned	Owned
	Beneficially	Beneficially
5% Beneficial Owners:
Tricor Pacific Capital Partners (Fund IV), Limited Partnership(1)	4,124,368	36.7%
Tricor Pacific Capital Partners (Fund IV) US, Limited Partnership (1)	2,434,457	21.7%

Named Executive Officers and Directors:
Guy DiMaggio (2)	8,350	*
Lane Dubin (3)	48,961	*
Douglas Pearce	28,191	*
Scott Scheirman (4)	192,908	1.7%
Marc Sheinbaum	—	*
Robert Pearce	105,189	*
Nicholas Peters	30,000	*
Bradley Seaman	—	*
Valerie Soranno Keating	18,797	*
Total Executive Officers and Directors as a Group (14 individuals) (5)	489,133	4.2%

* Less than 1%

(1)

Based on a Schedule 13G filed jointly by the Tricor Funds, and Parallel49 Equity, ULC on February 12, 2016, as adjusted to give effect to the Reverse Stock Split. Each of the Tricor Funds is managed by Parallel49 Equity, ULC, as the general partner. Mr. Bradley Seaman, Mr. David Rowntree, J. Trevor Johnstone and Roderick Senft are the sole members of an investment committee of the Tricor Funds that has the power to vote or dispose of the shares held by the Tricor Funds. Each of Messrs. Seaman and Peters is an officer or member of the Tricor Funds and has an indirect pecuniary interest in the shares of common stock held by the Tricor Funds through their respective interests in the Tricor Funds. Each of Messrs. Seaman and Peters expressly disclaims any beneficial ownership of any shares of common stock held by the Tricor Funds. The address of the Tricor Funds is c/o Parallel49 Equity, 225 East Deerpath Road, Suite 200, Lake Forest, IL 60045.

(2)	Includes an aggregate of 8,350 options to purchase common stock that are vested or will vest within 60 days of April 3, 2020.
(3)	Includes an aggregate of 45,435 options to purchase common stock that are vested or will vest within 60 days of April 3, 2020.
(4)	Includes an aggregate of 186,667 options to purchase common stock that are vested or will vest within 60 days of April 3, 2020.
(5)	Includes an aggregate of 295,938 options to purchase common stock that are vested or will vest within 60 days of April 3, 2020.

* Less than 1%

•

EXECUTIVE OFFICERS

The following table sets forth certain information concerning each of our executive officers:

Name	Age	Position
Scott Scheirman	57	President, Chief Executive Officer and Director
Guy DiMaggio	50	Senior Vice President and General Manager, Secure Card
Lane Dubin	51	Senior Vice President and General Manager, Personalization, Prepaid and Instant Issuance
Lori Frasier	53	Chief Human Resources Officer
Sarah Kilgore	52	Chief Legal and Compliance Officer
John Lowe	43	Chief Financial Officer
Kevin O’Brien	40	Chief Accounting Officer
Beth Williams	44	Chief Technology Officer

Scott Scheirman.  See “Directors and Corporate Governance” for Mr. Scheirman’s biographical information.

Guy DiMaggio has served as a  Senior Vice President and General Manager since July 2018. Mr. DiMaggio is a financial services executive with over 20 years of experience building and leading world-class operations and customer service teams. Prior to joining the Company, he was the SVP and Head of Operations for iPayment Inc. from 2013 to 2018, responsible for leading all client support and relationship management in the merchant acquiring / card processing industry. Prior to iPayment, Mr. DiMaggio served as the SVP of Integration and Indirect Business Channel for Vantiv from 2010 to 2012. He also spent nearly a decade in executive roles with increasing responsibility working globally for Western Union from 2001 to 2010, including Vice President of Operations for Europe, Middle East, Africa, Asia, & Pacific. Mr. DiMaggio earned a Masters of Business Administration from the University of Denver Daniels College of Business and he holds a Bachelor’s Degree in Communications from Shippensburg University in Pennsylvania.

Lane Dubin has served as a  Senior Vice President and General Manager since January 2018.  Mr. Dubin joined the Company as Senior Vice President, Sales and Marketing in August 2016. Prior to joining the Company, Mr. Dubin served at American Express Company from 1992 to 2015. Most recently, he was the Head of Global Sales at American Express Global Business Travel from 2008 to 2015, and Vice President, Business Development – North America, at American Express Global Business Travel from 2003 to 2008. Prior to these roles, Mr. Dubin held roles with increasing responsibility with American Express including Vice President-Business Development, Financial Education Services for American Express Financial Advisors and Director of Sales and Business Development for Ketera Technologies, a technology start-up incubated by American Express. Mr. Dubin holds a Bachelor’s Degree in Economics and Business Administration from Ursinus College.

Lori Frasier has served as our Chief Human Resources Officer since October 2019. Prior to joining the Company, Ms. Frasier served as Senior Vice President of Strategy and Performance Management for Key Equipment Finance, a division of KeyBank N.A., since September 2013. In that role, Ms. Frasier was responsible for strategic planning, marketing and communications, employee development initiatives, client insights, new product development, sales performance and analysis and enterprise project management. Ms. Frasier joined KeyBank in 2003 as Senior Vice President of Global Human Resources and was promoted to Senior Vice President of Strategic Services in 2009. Prior to joining KeyBank, she held various positions of increasing responsibility in human resources and operations at First Data/Western Union. Frasier earned a Bachelor’s Degree in Business Administration from the University of Colorado at Denver and Master of Business Administration from the University of Denver Daniels College of Business. She has also completed the University of Michigan’s Continuing Education, Strategic Human Resource Planning Program.

Sarah Kilgore has served as our Chief Legal and Compliance Officer since December 2017.  Prior to joining the Company, Ms. Kilgore was Of Counsel with Moye White LLP, a law firm based in Denver since June 2017.  Prior to Moye White LLP, Ms. Kilgore founded and provided legal services through Kilgore Legal Group, LLC from 2011 through 2015.  Prior to establishing Kilgore Legal Group, LLC, Ms. Kilgore served as Associate General Counsel, Governance and Securities for Western Union from 2006 to 2011.  Prior to her role at Western Union, she held various legal positions at First Data Corporation and AT&T Corp., and was a corporate attorney in private practice. Ms. Kilgore earned her Juris

Doctor degree from the University of Michigan Law School and received her Bachelor’s Degree in Business Administration from Michigan State University.

John Lowe has served as our Chief Financial Officer since July 2018.  Prior to joining the Company, John served as Chief Financial Officer of SquareTwo Financial Corporation from August 2014 until June 2017. Prior to August 2014, Mr. Lowe held various leadership roles at SquareTwo Financial Corporation, including serving as Treasurer, Vice President of Finance, Vice President of External Reporting and Director of Technical Accounting. Mr. Lowe’s employment with SquareTwo Financial commenced in 2009.  SquareTwo Financial Corporation filed for Chapter 11 bankruptcy protection in March 19, 2017 in connection with a strategic sale of the Company.  Mr. Lowe holds a Bachelor of Science degree in both Accounting and Finance from the Virginia Polytechnic Institute and State University and is a Certified Public Accountant in the State of Colorado. Mr. Lowe is also a Chartered Financial Analyst.

 Kevin O’Brien has served as the Company’s Chief Accounting Officer since April 1, 2018.  Mr. O’Brien joined the Company in March 2016 as Director of Corporate Accounting and SEC Reporting. Prior to joining the Company, Mr. O’Brien served as the Director of Financial Reporting and Compliance of Sports Authority, Inc., a sporting goods retailer, from 2014 to 2016. From 2011 to 2014, Mr. O’Brien served as the Assistant Controller of CIBER, Inc., an information technology and services company. Prior to joining CIBER, Inc., Mr. O’Brien was a Senior Audit Manager at Deloitte & Touche LLP from 2002 to 2011. Mr. O’Brien holds both a Bachelor of Arts degree and Master of Science degree in Accounting from the University of Colorado and is a Certified Public Accountant in the State of Colorado.

Beth Williams has served as our Chief Technology Officer since January 2020, and she previously served in roles with CPI as Technology Director, Instant Issuance and Prepaid from January 2018 to January 2020, and as Director of Personalization Solutions from 2016-2017. Prior to joining CPI, Ms. Williams served in various leadership roles at EFT Source, Inc., including Chief Information Officer and Software Development Manager and Lead Software Developer from 2007 to 2015. Prior to 2007, Ms. Williams held a variety of positions of increasing responsibility, including programming, web and software development, and analysis at KeyBank, Deloitte Consulting, NFIB, PIC (Sygen international subsidiary) and Vanderbilt University Medical Center. Ms. Williams holds a Bachelor of Business Administration - MIS from Ohio University.

EXECUTIVE COMPENSATION

The following Summary Compensation Table discloses the compensation information for fiscal years 2019 and 2018 (for individuals who were named executive officers in such year) for our principal executive officer (“PEO”) and the two most highly compensated executive officers other than the PEO who were serving as executive officers at the end of the last completed fiscal year (collectively, the “named executive officers”).

Summary Compensation Table

							Nonqualified
						Non-Equity	Deferred
						Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards	Option Awards	Compensation (2)	Earnings	Compensation (3)	Total
Scott Scheirman, President, Chief Executive Officer and Director (6)	2019	$588,270	$710,700	$—	$—	$1,747,080	—	$4,423	$3,050,473
	2018	$575,000	$690,000	$—	$—	$1,086,175	—	$11,000	$2,362,175
Guy DiMaggio, SVP and GM, Secure Card (4)	2019	$330,769	$305,700	$—	$—	$400,271	—	$10,700	$1,047,440
Lane Dubin, SVP and GM, Card@Once, Personalization and Prepaid	2019	$359,619	$404,200	$—	$—	$437,020	—	$12,035	$1,212,874
	2018	$341,719	$231,935	$—	$—	$401,861	—	$17,239	$992,754

(1)

For 2019, these amounts include (a) a prepaid retention payment described below under “Cash and Equity Retention Awards and Agreements - 2020 Retention Agreements,” (b) for Mr. Dubin, a retention payment described below under “Mr. Dubin’s Employment Offer Letter,” and (c) for Mr. DiMaggio, a bonus award associated with his terms of employment with the Company described below under “Mr. DiMaggio’s Employment Offer Letter.” For 2018, these amounts represent (a) prepaid retention payments described below under “Cash and Equity Retention Awards and Agreements – 2019 Retention Agreements,” and (b) for Mr. Dubin, the second installment of his retention payment described below under “Cash and Equity Retention Awards Agreements – 2017 Equity Awards and Retention Agreements.”

(2)

These amounts include (a) the following payments under the Company’s executive incentive plan for the 2019 plan year: Mr. Scheirman- $1,747,080; Mr. DiMaggio- $400,271; and Mr. Dubin- $416,928, (b) for Mr. Dubin, a $20,092 payment made in 2019 under the 2017 Cash Performance Unit long-term incentive awards, (c) the following payments under the Company’s short-term incentive plan for the 2018 plan year: Mr. Scheirman- $1,086,175; and Mr. Dubin- $381,709, and (d) for Mr. Dubin, a $20,152 payment made in 2018 under the 2017 Cash Performance Unit Long-term incentive awards.

(3)

For 2019, these amounts include (a) matching contributions under the Company’s 401(k) plan, and (b) for Mr. Dubin, dividend equivalents paid in cash upon the vesting of the second tranche of his September 1, 2016 RSU award. For 2018, these amounts include (a) matching contributions under the Company’s 401(k) plan, and (b) for Mr. Dubin, dividend equivalents paid in cash upon the vesting of the second tranche of his September 1, 2016 RSU award and a cash payout of earned but unpaid time-off in excess of the Company’s new policy limits implemented in 2018. As part of the transition of the new time-off policy limits in 2018, all employees of the Company were entitled to a cash payout of any time they had accrued in excess of the new limits.

(4)	Mr. DiMaggio was not a named executive officer in 2018 and thus his 2018 compensation information is not included in this table.

Base Salaries

Base salaries established for the Company’s executive officers are intended to reflect each individual’s responsibilities, experience, historical performance and other discretionary factors deemed relevant by the Company and have generally been set at levels deemed necessary to attract and retain individuals with superior talent. Base salaries are also designed to provide executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in the Company’s operating performance.

Our named executive officers were entitled to the following annual base salaries in 2019 and 2020:

	2019 Base Salary	2020 Base Salary	%
Named Executive Officer (1)	(Effective March 10, 2019)	(Effective March 8, 2020)	Increase
Scott Scheirman	$592,250	$592,250	0.0%
Guy DiMaggio	$325,000	$375,000	15.4%
Lane Dubin	$355,882	$409,000	14.9%

(1)

Messrs. DiMaggio and Dubin received base increases effective November 4, 2019 associated with added responsibilities as a result of a reorganization of the Company’s operations. Mr. Scheirman received an increase in his 2020 short-term incentive plan target in lieu of a merit increase, thus increasing the portion of his pay which is directly tied to Company performance.

Annual Incentive Awards

The Company maintains an annual short-term incentive plan (the “STIP”) to incentivize senior management and other key employees to achieve the short-term financial and non-financial objectives of the Company. The annual incentive awards are intended to reward both overall Company and individual performance during the year, and, as such, are variable from year to year. The Company believes that establishing cash bonus opportunities is an important factor in both attracting and retaining the services of qualified and highly skilled executives and in motivating our senior management to achieve the Company’s annual objectives.

In 2019, the Compensation Committee approved annual incentive awards under the STIP based upon the Company achieving certain levels of Adjusted EBITDA and Adjusted Free Cash Flow, as described below, and Revenue. Note that the term Revenue, as defined in the STIP, is consistent with “Total Net Sales,” as included in the Company’s consolidated financial statements, for all references contained herein. For 2019, the Company significantly exceeded the financial targets established by the Compensation Committee across each of these metrics.  Payout of the STIP to individual management team members was based upon these Company results and the achievement of individual objectives.

“Adjusted EBITDA” is a financial measure that is not calculated according to U.S. generally accepted accounting principles (“GAAP”). A reconciliation showing how the Company calculates Adjusted EBITDA from net (loss) income, the most comparable GAAP measure, may be found in Exhibit E to the Company’s Form 8-K press release filing with financial results for the year ended December 31, 2019, filed with the Securities and Exchange Commission on March 9, 2020.

“Adjusted Free Cash Flow” is a financial measure that is not calculated according to U.S. GAAP.  We define Adjusted Free Cash Flow as cash flow from operations less cash capital expenditures, and adjusted for the following cash items: interest, income taxes, litigation and related charges incurred in connection with certain patent and stockholder litigation, restructuring and other charges, and other significant unusual and non-recurring events. This measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.

Long-Term Incentives

Prior to 2019, the Company maintained a long-term incentive award practice whereby senior leaders and executives may receive annual awards under the Omnibus Plan (described below). In October 2018, the Company announced its intention to suspend the use of incentives under the Omnibus Plan (see “Cash and Equity Retention Awards and Agreements - 2019 Executive Incentive Plan” below).

The March 22, 2017 long-term incentive award consisted of nonqualified stock options, RSUs and cash performance units.  The cash performance units are performance-based awards and settle in cash, in an amount between 50% and 200% of the target award value, based on the performance of the Company’s stock price during each of three performance sub-periods (from the grant date through each of the first, second and third anniversaries of the grant date). The final payouts will be made in cash with respect to approximately one-third of the cash performance units at the end of each performance sub-period.  The second tranche of cash performance units vested on March 22, 2019 and the third tranche vested on March 22, 2020 and each paid out at 50% of the target award value, given the stock price performance of the Company between the grant and vest date.

The awards described above are all subject to other applicable terms and conditions consistent with the Omnibus Plan.

Cash and Equity Retention Awards and Agreements

2017 Equity Awards and Retention Agreements

In connection with the Company’s appointment of Mr. Scheirman as its new President and Chief Executive Officer, in September 2017, the Company awarded nonqualified stock options and cash retention bonuses to the Company’s executive officers and other employees, including Mr. Dubin, in lieu of the annual long-term incentive awards that would otherwise have been made in the first quarter of 2018.  The goal of these awards was to align interests of senior leaders and executives with those of the newly appointed President and Chief Executive Officer.  The stock option grants generally will vest 33.4% on the first anniversary of the grant date and 33.3% on each of the second and third anniversaries of the grant date.  Under the terms of the retention bonuses, the recipients had to remain with the Company and in good performance standing through each of the applicable payment dates.  50% of each award was paid on December 7, 2017 and the remaining 50% was paid on April 3, 2018.

2019 Executive Incentive Plan

In October, 2018, the Compensation Committee determined that the use of equity compensation is currently ineffective and continuing to make equity awards at that time would be too dilutive to stockholders.  As a result, the Compensation Committee suspended cash, equity and incentive awards grants under the company’s Omnibus Plan during 2019 and adopted a new 2019 Executive Incentive Plan (“2019 EIP”) in order to continue to retain and motivate an executive leadership team which had significantly improved the Company’s business performance over the prior twelve months. The 2019 EIP had a one-year term and expired on December 31, 2019.

The 2019 EIP provided a means of rewarding persons designated as participants under the 2019 EIP (the Company’s named executive officers and other key employees) with incentive payments based on the Company’s achievement of certain quarterly and annual performance goals under the 2019 EIP with respect to the 2019 calendar year.  The Company developed, and the Compensation Committee approved, the quarterly and annual performance goals, which were subject to the Compensation Committee’s discretion.  The performance goals were based upon the Company achieving certain levels of Adjusted EBITDA, Adjusted Free Cash Flow and Revenue, consistent with the STIP (see “Annual Incentive Awards” above).  Eighty percent of a participant’s total incentive opportunity was earned under the 2019 EIP on a quarterly basis throughout the year, and twenty percent of a participant’s total incentive opportunity was earned under the 2019 EIP on an annual basis.  Payouts for these incentives can range from 0% to 200%, based on Company performance.

2020 Executive Short-Term Incentive Plan

In September, 2019, the Compensation Committee determined that the structure of the 2019 EIP was effective at retaining and motivating the leadership team, which continued to significantly improve the Company’s business performance over the prior twelve months.  As such, the Committee adopted a similar program in 2020, the Executive Short-Term Incentive Plan (“EIP”). The terms of the EIP are consistent with the 2019 EIP and allow for quarterly and annual payments provided certain levels of Adjusted EBITDA, Adjusted Free Cash Flow and Net Sales (formerly “Revenue”) are achieved. The EIP renews annually unless earlier terminated by the Company.

2019 Retention Agreements

In October, 2018, the Compensation Committee determined that the Company should enter into retention agreements (“2019 Retention Agreements”) with the Company’s named executive officers and other key employees.  Under the terms of each 2019 Retention Agreement, each recipient is entitled to a cash payment (“2019 Retention Payment”) of a specified amount.  The 2019 Retention Payments were paid on November 16, 2018.

Under the 2019 Retention Agreements, in the event a recipient of a Retention Payment had voluntarily terminated his or her employment without Good Reason (as defined in each Retention Agreement), or the Company had terminated such recipient’s employment for Cause (as defined in each Retention Agreement), in either case, before March 13, 2020 (the “2019 Retention Date”), then such recipient would have been required to promptly repay to the Company, in any event no later than ten (10) days following such termination, an amount equal to the 2019 Retention Payment reduced by all taxes the Company actually withheld therefrom. A recipient would not be required to repay a 2019 Retention Payment in the event of termination of employment (i) due to death or disability, (ii) by the Company without Cause or (iii) by the recipient for Good Reason prior to the 2019 Retention Date.

2020 Retention Agreements

In September, 2019, the Compensation Committee determined that the Company should again enter into retention agreements (“2020 Retention Agreements”) with the Company’s named executive officers and other key employees.  Under the terms of each 2020 Retention Agreement, each recipient is entitled to a cash payment (“2020 Retention Payment”) of a specified amount. The 2020 Retention Payments to executive officers were paid on October 18, 2019. Upon their appointment of expanded duties, amendments were made to Messrs. DiMaggio’s and Dubin’s 2020 Retention Agreements, which provided for additional 2020 Retention Payments paid on November 7, 2019 and are subject to the same terms and conditions of the 2020 Retention Payments made on October 18, 2019.

Under the 2020 Retention Agreements, in the event a recipient of a 2020 Retention Payment voluntarily terminates his or her employment without Good Reason (as defined in each 2020 Retention Agreement), or the Company terminates such recipient’s employment for Cause (as defined in each 2020 Retention Agreement), in either case, before March 15, 2021 (the “2020 Retention Date”), then such recipient will be required to promptly repay to the Company, in any event no later than ten (10) days following such termination, an amount equal to the gross 2020 Retention Payment. A recipient will not be required to repay a 2020 Retention Payment in the event of termination of employment (i) due to death or disability, (ii) by the Company without Cause or (iii) by the recipient for Good Reason prior to the 2020 Retention Date.

Employee Benefits

The Company maintains the CPI Holdings I, Inc. 401(k) Plan (the “401(k) Plan”), which is a qualified defined-contribution plan under the provisions of the Internal Revenue Code Section 401(k), covering substantially all employees who meet certain eligibility requirements. Under the 401(k) Plan, participants may defer their salary subject to statutory limitations and may direct the contributions among various investment accounts. The Company matches 100% of the participant’s first 3% of deferrals and 50% of the next 2% of deferrals. The Company’s portion is 100% vested at the time of the match.

Employment and Post-Termination Arrangements

Mr. Scheirman’s Employment Agreement

On September 25, 2017, Mr. Scheirman entered into an employment agreement (the “CEO Employment Agreement”) with the Company to serve as President and Chief Executive Officer, effective October 5, 2017, for a term ending on March 31, 2021, plus automatic one-year renewals thereafter unless either party provides notice of intent not to renew the agreement. The CEO Employment Agreement provides for an initial base salary of $575,000 per year. In addition, Mr. Scheirman is entitled to participate in the STIP with a target bonus of 100% of his annual base salary.

Mr. Scheirman also received a nonqualified stock option grant with respect to 280,000 shares of the Company’s common stock, which will vest in approximately equal annual installments over a three-year period, subject to Mr. Scheirman’s continued employment.

Mr. Scheirman received temporary support for commuting expenses associated with his employment with the Company and also reimbursement for legal expenses associated with finalizing his employment agreement.

Under the terms of the CEO Employment Agreement, in the event that Mr. Scheirman’s employment is terminated by the Company without Cause, he resigns for Good Reason (each as defined in the CEO Employment Agreement), separates employment due to death or disability or the Company fails to renew his agreement upon its expiration, Mr. Scheirman would be entitled to (i) continued monthly payments of his base salary and his annual STIP target bonus for a period of eighteen months; (ii) a prorated portion of his annual STIP bonus based on the number of full months completed during the fiscal year in which such termination of employment occurs and based on final Company performance for the STIP year; (iii) accelerated vesting of any outstanding equity awards that would have otherwise vested in the next twelve months following the termination (for performance-based awards, vesting will be based on actual performance determined at the end of the performance period); (iv) the cost of COBRA coverage for his health coverage then in effect, less the employee contribution for an active employee, for the severance period; and (v) up to six months of outplacement services.

In the event that Mr. Scheirman experiences a termination event as described above within six months prior to or two years following a Change in Control (as defined in the CEO Employment Agreement) of the Company, Mr. Scheirman will receive the benefits described in the foregoing paragraph, except that the severance and COBRA continuation benefits in items (i) and (iv) above would be extended from eighteen to twenty-four months, and his outstanding equity awards would vest in full (with any performance-based awards vesting at the target level of performance).

Mr. Scheirman is subject to certain restrictive covenants in the CEO Employment Agreement, including obligations regarding non-competition and non-solicitation of Company employees and customers during the term of his employment and for a period of eighteen months following any termination of his employment with the Company.

In September 2019, Mr. Scheirman became a participant in the EIP. Additionally, the Company’s Compensation Committee determined at its February 25, 2020 meeting that in lieu of a base increase, Mr. Scheirman’s EIP target would be further increased, thus increasing the amount of Mr. Scheirman’s compensation that is tied to Company performance. As a participant in the EIP, Mr. Scheirman’s quarterly incentive opportunity is equal to $227,220 per quarter and his annual incentive opportunity is equal to $227,220.  Payout is based on quarterly and annual Company performance goals for

2020.  See “Cash and Equity Retention Awards and Agreements – 2020 Executive Incentive Plan” for a description of the EIP. Participation in the EIP replaces the 100% target incentive award identified in the CEO Employment Agreement.

In October 2018, Mr. Scheirman entered into a 2019 Retention Agreement with the Company.  Pursuant to his 2019 Retention Agreement, Mr. Scheirman was paid $690,000 on November 16, 2018, and would have been required to repay that amount, net of taxes, to the Company in the event he voluntarily terminated his employment without Good Reason (as defined in his 2019 Retention Agreement), or the Company terminated his employment for Cause, in either case before March 13, 2020.  See “Cash and Equity Retention Awards and Agreements – 2019 Retention Agreements” for a description of the Retention Agreements.

Additionally, in October 2019, Mr. Scheirman entered into a 2020 Retention Agreement with the Company. Pursuant to his 2020 Retention Agreement, Mr. Scheirman was paid $710,700 on October 18, 2019, and must repay that amount to the Company in the event he voluntarily terminates his employment without Good Reason (as defined in his 2020 Retention Agreement), or the Company terminates his employment for Cause, in either case before March 15, 2021.  See “Cash and Equity Retention Awards and Agreements – 2020 Retention Agreements” for a description of the Retention Agreements.

The estimated cash severance payment to Mr. Scheirman on termination, assuming a termination as of December 31, 2019, would have been $2,467,827 (inclusive of $11,952 in COBRA insurance coverage and outplacement services valued at $15,000) for termination without “Cause,” for “Good Reason,” for the Company’s failure to renew the agreement, or termination due to his death or “Disability.”

Mr. DiMaggio’s Employment Offer Letter

Mr. DiMaggio does not have an employment agreement with the Company.  Under the terms of his employment offer letter, he received an initial base salary of $300,000 per year plus an annual target incentive award equal to 50% of his base salary. Mr. DiMaggio’s offer letter also provided for a cash sign-on bonus of $200,000 payable in two installments with $120,000 paid on his one-year anniversary and $80,000 payable on his two-year anniversary.  In addition, on August 1, 2018, Mr. DiMaggio received a nonqualified stock option award with respect to 25,000 shares of the Company’s common stock.  Mr. DiMaggio’s stock options will vest 33.4% on the first anniversary of the date of grant and 33.3% on each of the second and third anniversaries, subject to other applicable terms and conditions consistent with the Omnibus Plan.  Mr. DiMaggio’s offer letter does not provide for any severance benefits, however, upon a termination of his employment as of December 31, 2019, Mr. DiMaggio would have been eligible to receive an estimated $635,646 in cash severance (inclusive of $6,821 in COBRA insurance coverage and outplacement services valued at $15,000) upon a termination without “cause” or for “good reason,” pursuant to our Executive Severance Guidelines, as summarized below.

In September 2019, Mr. DiMaggio became a participant in the EIP.  As a participant in the EIP, Mr. DiMaggio’s quarterly incentive opportunity is equal to $55,000 per quarter and his annual incentive opportunity is equal to $55,000.  Payout is based on quarterly and annual Company performance goals for 2020.  See “Cash and Equity Retention Awards and Agreements – 2020 Executive Incentive Plan” for a description of the EIP.  Participation in the EIP replaces the 50% target incentive award identified in Mr. DiMaggio’s employment offer letter.

Also in September 2019, Mr. DiMaggio entered into a 2020 Retention Agreement with the Company.  Additionally, the Company’s Compensation Committee determined in October 2019 that Mr. DiMaggio’s 2020 Retention Payment would be further increased to reflect his expanded responsibilities as SVP and GM of Secure Card, and he entered into a supplemental 2020 Retention Agreement in November 2019.  Pursuant to Mr. DiMaggio’s 2020 Retention Agreements, Mr. DiMaggio was paid $159,700 on October 18, 2019 and $26,000 on November 7, 2019, and must repay those amounts to the Company, in the event he voluntarily terminates his employment without Good Reason (as defined in his 2020 Retention Agreement), or the Company terminates his employment for Cause (as defined in his 2020 Retention Agreement), in either case before March 15, 2021.  See “Cash and Equity Retention Awards and Agreements – 2020 Retention Agreements” for a description of the Retention Agreements.

Mr. Dubin’s Employment Offer Letter

Mr. Dubin does not have an employment agreement with the Company.  Under the terms of his employment offer letter, he received an initial base salary of $325,000 per year plus an annual target incentive award equal to 60% of his base salary.  In addition, on September 1, 2016, Mr. Dubin received (a)  a nonqualified stock option award with respect to 22,500 shares of the Company’s common stock, and (b) an award of 3,712 restricted stock units, each vesting in approximately equal annual installments over a four-year period, and in each case, subject to Mr. Dubin’s continued employment.  The equity awards are subject to other applicable terms and conditions consistent with the Omnibus Plan.  Mr. Dubin’s offer letter does not provide for any severance benefits, however, upon a termination of his employment as of December 31, 2019, Mr. Dubin would have been eligible to receive an estimated $705,483 in cash severance (inclusive of $16,008 in COBRA insurance coverage and outplacement services valued at $15,000) upon a termination without “cause” or for “good reason” pursuant to our Executive Severance Guidelines, as summarized below.

In May 2018, Mr. Dubin entered into a one-year retention agreement with the Company. Pursuant to this retention agreement, Mr. Dubin was paid $200,000 in April 2019.

In September 2019, Mr. Dubin became a participant in the EIP.  As a participant in the EIP, Mr. Dubin’s quarterly incentive opportunity is equal to $61,360 per quarter and his annual incentive opportunity is equal to $61,360.  Payout is based on quarterly and annual Company performance goals for 2020.  See “Cash and Equity Retention Awards and Agreements – 2020 Executive Incentive Plan” for a description of the EIP.  Participation in the EIP replaces the 60% target incentive award identified in Mr. Dubin’s employment offer letter.

In October 2018, Mr. Dubin entered into a 2019 Retention Agreement with the Company.  Pursuant to Mr. Dubin’s 2019 Retention Agreement, Mr. Dubin was paid $173,000 on November 13, 2018, and would have been required to repay that amount, net of taxes, to the Company in the event he voluntarily terminated his employment without Good Reason (as defined in his 2019 Retention Agreement), or the Company terminated his employment for Cause (as defined in his 2019 Retention Agreement), in either case before March 13, 2020.  See “Cash and Equity Retention Awards and Agreements – 2019 Retention Agreements” for a description of the Retention Agreements.

In September 2019, Mr. Dubin entered into a 2020 Retention Agreement with the Company.  Additionally, the Company’s Compensation Committee determined in October 2019 that Mr. Dubin’s 2020 Retention Payment would be further increased to reflect his expanded responsibilities as SVP and GM of Card@Once, Personalization and Prepaid, and he entered into a supplemental 2020 Retention Agreement in November 2019. Pursuant to Mr. Dubin’s 2020 Retention Agreements, Mr. Dubin was paid $178,200 on October 18, 2019 and $26,000 on November 7, 2019, and must repay those amounts to the Company in the event he voluntarily terminates his employment without Good Reason (as defined in his 2020 Retention Agreement), or the Company terminates his employment for Cause (as defined in his 2020 Retention Agreement), in either case before March 15, 2021. See “Cash and Equity Retention Awards and Agreements – 2020 Retention Agreements” for a description of the Retention Agreements.

Executive Severance Guidelines

On June 21, 2017, the Company adopted guidelines governing executive severance (“Executive Severance Guidelines”), applicable to officers and named executive officers of the Company who are not otherwise parties to individual employment or severance agreements providing for benefits upon a termination of employment. Under the Executive Severance Guidelines, if the employment of an eligible officer is terminated without “cause” or due to a resignation for “good reason,” not in connection with a “change in control” (each as defined in the Executive Severance Guidelines) and subject to the execution, delivery and non-revocation of a release of claims, he or she would be eligible to receive cash severance equal to one times the sum of his or her base salary plus annual bonus target. The Company’s Chief Executive Officer would receive 1.5 times the sum of base salary and annual bonus target; however, Mr. Scheirman is party to an individual agreement and thus, the Executive Severance Guidelines do not apply to him. For such a termination occurring within the 24 months following a change in control of the company, the applicable severance multiple would be increased to 2.0 times (for the Chief Executive Officer) and 1.5 times (for all other eligible officers). In addition, the Company would continue to pay a portion of the cost of medical, dental and vision benefits on behalf of an eligible officer, such that the officer’s contribution would remain as it were for an active officer, for the greater of the severance period or such officer’s eligibility for COBRA continuation coverage, and the Company may provide, in its discretion, up to six months of outplacement services.

Additional Compensation Governance Practices

The Company has had an incentive compensation recoupment policy in place since 2016 (“Clawback Policy”). Under the Clawback Policy, if the Company is required to restate its financial results because of its material noncompliance with any financial reporting requirement under applicable securities laws, the Compensation Committee will review all awards or payments of any form of incentive-based compensation made to current and former executive officers of the Company within the three-year period immediately preceding the date on which the Company is required to prepare the restatement. If the Compensation Committee determines that any such incentive awards or payments were based on erroneous data and would have been lower had they been calculated based on the restated results, the Compensation Committee may, to the extent permitted by applicable law, seek to recover, for the benefit of the Company, the difference between the amounts awarded or paid and the amounts that would have been awarded or paid based on the restated results, as determined by the Compensation Committee. These remedies would be in addition to, and not in lieu of, any penalties imposed by law enforcement agencies, regulators or other authorities. For purposes of this policy, “executive officers” of the Company include all persons designated by the Board of Directors as Section 16 reporting officers.

In February 2020, the Company adopted a Prohibited Transactions Policy, which prohibits CPI officers and directors from purchasing financial instruments and engaging in certain transactions designed to hedge against a decrease in the value of the Company’s securities, including short sales, publicly traded options, hedging and monetization transactions, margin sales, pledges of collateral and standing limit orders.

Since 2016, the Company also has maintained formal executive stock and independent director stock ownership guidelines that apply to senior executives, including our named executive officers, and our independent directors (“Unaffiliated Directors”) who are not affiliated with Parallel49 Equity, ULC (formerly known as Tricor Pacific Capital and an affiliate of the Tricor Funds (“Parallel49”).  The Company did this to further align the interests of our leaders and the Unaffiliated Directors with those of our stockholders.  Under the guidelines, executives and independent directors have up to five years to accumulate shares and share equivalents that have a market value equal to or greater than a prescribed multiple of annual salary or of annual retainer fees (in the case of a director), as outlined below.  While our executives and Unaffiliated Directors have until 2021 (or five years from appointment to their position, whichever is later) to satisfy the applicable share ownership levels, given the decline in the Company’s stock price the individuals subject to these guidelines have not made meaningful progress towards meeting the guidelines. Management and the Compensation Committee will be reviewing the guidelines during 2020 and determining an appropriate course of action.

Position	Multiple of Salary or Retainer (1)	Additional Comments
CEO	5x	Shares that count towards the guidelines include those owned outright, restricted stock, restricted stock units, intrinsic value of any vested stock option and any deferred stock
CEO Direct Reports and Chief Accounting Officer	2x
Other Executives	1x
Unaffiliated Directors	3x

(1)   For the Unaffiliated Directors, the ownership requirement is 3x their annual retainer.

Outstanding Equity Awards at 2019 Fiscal Year-End

	Option Awards				Stock Awards
	Number of	Number of					Market
	Securities	Securities			Number of		Value of
	Underlying	Underlying			Shares of		Shares of
	Unexercised	Unexercised	Option		Stock that		Stock that
	Options	Options	Exercise	Option	Have Not		Have Not
	(Exercisable)	(Unexercisable)	Price	Expiration	Vested		Vested
Name	(#)	(#)(1)	($)	Date	(#)		($) (3)
Scott Scheirman	186,667	93,333	$5.25	9/25/2027
Guy DiMaggio	8,350	16,650	$2.11	8/1/2028
Lane Dubin	16,875	5,625	$27.60	9/1/2026	928	(2)	835
	11,885	—	$21.75	3/22/2027
	16,675	8,325	$5.25	9/25/2027

(1)

For Mr. Scheirman, (a) 33.4% of the options vested and became exercisable on September 25, 2018, (b) 33.3% of the options vested and became exercisable on September 25, 2019, and (c) 33.3% of the options will vest and become exercisable on September 25, 2020, subject to continued service with the Company through each such vesting date. For Mr. DiMaggio’s options expiring August 1, 2028, (a) 33.4% of the options vested and became exercisable on August 1, 2019, and (b) 33.3% of the options will vest and become exercisable on each of August 1, 2020 and August 1, 2021, subject to continued service with the Company through each such vesting date. For Mr. Dubin’s options expiring September 1, 2026, (a) 25% of the options vested and became exercisable on each of September 1, 2017, September 1, 2018, and September 1, 2019, and (b) 25% of the options will vest and become exercisable on September 1, 2020, subject to continued service with the Company through each such vesting date. For Mr. Dubin’s options expiring March 22, 2027, (a) 33.4% of the options vested and became exercisable on March 22, 2018, (b) 33.3% of the options vested and became exercisable on September 25, 2019, and (c) 33.3% of the options vested and became exercisable on March 22, 2020. For Mr. Dubin’s options expiring September 25, 2027, (a) 33.4% of the options vested and became exercisable on September 25, 2018, (b) 33.3% of the options vested and became exercisable on September 25, 2019, and (c) 33.3% of the options will vest and become exercisable on September 25, 2020, subject to continued service with the Company through each such vesting date.

(2)

Mr. Dubin’s restricted stock unit award vests as follows: (a) 25% of the award vested on each of September 1, 2017, September 1, 2018 and September 1, 2019, and (b) 25% of the award will vest on September 1, 2020, subject to continued service with the Company through the vesting date.

(3)	The market value of the restricted stock units is based on the $0.90 closing price of a share of our common stock on December 31, 2019.

CPI Card Group Inc. Omnibus Incentive Plan

In connection with our initial public offering, we adopted the CPI Card Group Inc. Omnibus Incentive Plan (the “Omnibus Plan”) pursuant to which cash and equity-based incentives (including through an annual incentive program) may be granted to participating employees, directors and consultants. The principal purposes of the Omnibus Plan are to encourage profitability and growth through short-term and long-term incentives that are consistent with our objectives; to give participants an incentive for excellence in individual performance; to promote teamwork among participants; and to give us a significant advantage in attracting and retaining key employees, directors, and consultants. Our Omnibus Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance based awards (including performance shares, performance units and performance bonus awards), and other stock or cash-based awards. When considering new grants of share-based or option-based awards, the Company intends to take into account previous grants of such awards.  As previously disclosed, on September 25, 2017, the Board adopted, and stockholders approved, an amendment and restatement of the Omnibus Plan, which, among other things, increased the number of shares available for grant thereunder by 400,000 (as adjusted to reflect the Reverse Stock Split) and extended the term of the Omnibus Plan through September 25, 2027.

Equity Compensation Plan Information Table

The following table provides information as of December 31, 2019 with respect to shares of our common stock that may be issued under our existing equity compensation plan.

Number of securities
remaining available for
future issuance under
	Number of securities to		Weighted average		equity compensation
	be issued upon exercise		exercise price of		plans (excluding
	of outstanding options,		outstanding options,		securities reflected in
	warrants and rights		warrants and rights		column (a))
	(a) (#)		(b) ($)		(c) (#)
Equity compensation plans approved by security holders (1)	800,431	(2)	14.91	(2)	278,199	(3)
Equity compensation plans not approved by security holders	—		–		–
Total	800,431		14.91		278,199

(1)	All current equity compensation plans have been approved by stockholders.
(2)

Consists of (i) 793,084 outstanding options under the Omnibus Plan at an average exercise price of $14.91; and (ii) 7,347 outstanding restricted stock units under the Omnibus Plan.  Only options were used in computing the weighted average exercise price.

(3)

The CPI Holdings I, Inc. Amended and Restated 2007 Stock Option Plan (the “Option Plan”) was discontinued in connection with our initial public offering.  As of December 31, 2019, there were no outstanding shares remaining, and no further grants can be made under the Option Plan.

AUDIT COMMITTEE REPORT

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

The principal purpose of the Audit Committee is to assist the Board of Directors in its oversight of (i) the integrity of our accounting and financial reporting processes and the audits of our financial statements; (ii) our system of disclosure controls and internal controls over financial reporting; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditor; (v) the performance of our independent auditor; and (vi) the business practices and ethical standards of the Company. The Audit Committee is responsible for the appointment, compensation, retention and oversight of work of the Company’s independent auditor. The Audit Committee’s function is more fully described in its charter.

Our management is responsible for the preparation, presentation and integrity of our financial statements, for the appropriateness of the accounting principles and reporting policies that we use and for establishing and maintaining adequate internal control over financial reporting. KPMG LLP (“KPMG”), our independent registered public accounting firm for 2019, was responsible for performing an independent audit of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. The Audit Committee has also reviewed and discussed with KPMG the audited financial statements in such Form 10-K. In addition, the Audit Committee discussed with KPMG those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. Additionally, KPMG provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board that CPI’s audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

Robert Pearce, Chairman

Douglas Pearce

Marc Sheinbaum

Valerie Soranno Keating

AUDIT FEES

For the years ended December 31, 2019 and 2018, KPMG LLP, our independent registered public accounting firm, billed the approximate fees set forth below:

	2019	2018
Audit fees(1)	$733,326	$665,005
Audit-related fees(2)	—	—
Tax fees (3)	269,425	209,210
All other fees(4)	—	—
Total fees	$1,002,751	$874,215

(1)

Audit fees relate to (i) the audit of our annual consolidated financial statements as of and for the years ended December 31, 2019 and 2018, and (ii) interim reviews of our quarterly consolidated financial statements for the interim periods within the years ended December 31, 2019 and 2018.

(2)

These services include attest services related to financial reporting that are not required by statute or regulation. We did not pay KPMG LLP for services included in this category during the years ended December 31, 2019 and 2018.

(3)

For the years ended December 31, 2019 and 2018, tax fees relate primarily to U.S. federal and state tax compliance, and for services in connection with research and development tax credit studies, transfer pricing analysis, and tax consulting for business dispositions.

(4)

This category includes fees for services that are not included in the above categories. We did not pay KPMG LLP for services included in this category during the years ended December 31, 2019 and 2018.

The Audit Committee has adopted certain policies and procedures regarding permitted audit and non-audit services and the pre-approval of such services. Each year, the Audit Committee will ratify the types of audit and non-audit services of which management may wish to avail itself, subject to pre-approval of specific services. Each year, the independent registered public accounting firm will submit a pre-approval request, which will list each known and/or anticipated audit and non-audit service for the upcoming calendar year and which will include associated budgeted fees. The Audit Committee will review the requests and approve a list of annual pre-approved non-audit services. Any additional interim requests for additional non-audit services that were not contained in the annual pre-approval request will be approved by the Audit Committee.

All services provided by KPMG LLP during the fiscal year ended December 31, 2019 and 2018 were approved by the Audit Committee.

RATIFICATION OF RETENTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 2

Our Audit Committee has retained KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020. A proposal will be presented at the Annual Meeting to ratify this retention. Ratification of the retention of our independent registered public accounting firm requires the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If the stockholders fail to ratify such selection, another independent registered public accounting firm will be considered by our Audit Committee, but the Audit Committee may nonetheless choose to engage KPMG LLP. Even if the retention of KPMG LLP is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. We have been advised that a representative of KPMG LLP will be present at the Annual Meeting and will be available to respond to appropriate questions and, if such person chooses to do so, make a statement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF

THE RETENTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE PROPOSAL UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2018 to which we have been a party in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock or entities affiliated with them had or will have a direct or indirect material interest.

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement with the Tricor Funds (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Tricor Funds are entitled to request that we register shares of our common stock on a long-form or short-form registration statement on one or more occasions in the future, provided that we will not be obligated to register such shares within 90 days after the effective date of a registration statement previously filed pursuant to a request under the Registration Rights Agreement and otherwise for up to 60 days from the date of a request under the Registration Rights Agreement in certain circumstances. The Tricor Funds also are entitled to participate in certain registered offerings that we may conduct in the future, subject to certain restrictions. We will pay the Tricor Funds’ expenses in connection with the exercise of these rights. The registration rights described in this paragraph apply to (i) shares of our common stock held by the Tricor Funds as of the closing of our initial public offering, (ii) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the common stock described in clause (i) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions, and (iii) any of our common stock owned or acquired following the closing of our initial public offering by the Tricor Funds (“Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 under the Securities Act or repurchased by us or our subsidiaries.

Director Nomination Agreement

In connection with our initial public offering, we entered into a Director Nomination Agreement with the Tricor Funds that provides the Tricor Funds the right to designate nominees for election to our Board of Directors for so long as the Tricor Funds collectively beneficially own 5% or more of the total number of shares of our common stock then outstanding. The number of nominees that the Tricor Funds are entitled to designate under the Director Nomination Agreement bears the same proportion to the total number of members of our Board of Directors as the number of shares of common stock beneficially owned by the Tricor Funds bears to the total number of shares of common stock outstanding, rounded up to the nearest whole number. In addition, the Tricor Funds shall be entitled to designate the replacement for any of its board designees whose board service terminates prior to the end of such designee’s term regardless of the Tricor Funds’ beneficial ownership at such time. In addition, for so long as the Tricor Funds collectively beneficially own 10% or more of the total number of shares of our common stock then outstanding, the Tricor Funds shall also have the right to have their designees participate on committees of our Board of Directors, subject to compliance with applicable law and stock exchange rules. The Director Nomination Agreement will terminate at such time as the Tricor Funds collectively own less than 5% of our outstanding common stock. Nicholas Peters and Bradley Seaman have been designated by the Tricor Funds as nominees to be included in the Company’s proxy statement commencing in 2016.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related party transaction policy setting forth the policies and procedures for the review and approval of related party transactions. The policy covers transactions involving us in which the aggregate amount involved exceeds or may be expected to exceed the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director, or a greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed fiscal year, and any immediate family member of or person sharing a household with any of these individuals. All related party transactions must be presented to the Audit Committee for review, consideration and approval. In approving or rejecting any such proposed transaction, the Audit Committee will consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

STOCKHOLDER PROPOSALS FOR 2021 ANNUAL MEETING OF STOCKHOLDERS

Stockholders who intend to present proposals at the Company’s annual meeting of stockholders in 2021 pursuant to Rule 14a-8 under the Exchange Act must send notice of their proposal to us so that we receive it no later than December 18, 2020. Stockholders who intend to present proposals at the annual meeting of stockholders in 2021 other than pursuant to Rule 14a-8 must comply with the notice provisions in our By-Laws. The notice provisions in our By-Laws require that, for a proposal to be properly brought before the annual meeting of stockholders in 2021, proper notice of the proposal be received by us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however that in the event next year’s annual meeting is more than 30 days before or after such anniversary date, notice must be delivered not less than the later of 90 days prior to next year’s annual meeting or the 10th day following the day the Company first publicly announces next year’s annual meeting date. Under these requirements, the deadline for proposals brought under our By-Laws is February 26, 2021. Stockholder proposals should be addressed to CPI Card Group, 10026 West San Juan Way, Suite 200, Littleton, Colorado 80127; Attention: Sarah Kilgore, Chief Legal and Compliance Officer and Corporate Secretary.

OTHER MATTERS

We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, persons named in the proxy intend to vote the shares they represent in accordance with their own judgments.

Upon written request by any stockholder entitled to vote at the Annual Meeting, we will promptly furnish, without charge, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 which we filed with the SEC, including the financial statements. If the person requesting the report was not a stockholder of record on April 3, 2020, the request must contain a good faith representation that he or she was a beneficial owner of our common stock at the close of business on that date. Requests should be addressed to CPI Card Group, 10026 West San Juan Way, Suite 200, Littleton, Colorado 80127; Attention: Sarah Kilgore, Chief Legal and Compliance Officer and Corporate Secretary.

YOUR VOTE IS IMPORTANT. WE URGE YOU TO VOTE TODAY BY THE TELEPHONE, VIA THE INTERNET OR BY MAIL.

By Order of the Board of Directors,

Sarah Kilgore
Chief Legal and Compliance Officer and Corporate Secretary

If you would like to reduce the costs incurred by our company in mailing proxy materials, Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, 123,456,789,012.12345 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 1A) Robert Pearce For 0 0 0 0 0 0 For 0 Against 0 0 0 0 0 0 Against 0 Abstain 0 0 0 0 0 0 Abstain 0 1B) Nicholas Peters NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1C) Scott Scheirman *Due to concerns relating to the public health impact of the coronavirus outbreak (COVID-19) and related travel, the 2020 Annual Meeting may be held by means of remote communication (i.e., a virtual-only meeting). If this is determined, we will announce the decision in advance, and will provide details on how to participate. 1D) Bradley Seaman 1E) Marc Sheinbaum 1F) Valerie Soranno Keating The Board of Directors recommends you vote FOR the following proposal: 2To ratify KPMG LLP as independent registered public accounting firm for the year ending December 31, 2020. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 02 0000000000 1 OF 1 1 2 0000456619_1 R1.0.1.18 SHARES CUSIP # JOB #SEQUENCE # VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/26/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 on 05/26/2020. Have your proxy card in hand when you call and then follow the instructions. John Sample 234567VOTE BY MAIL 1234567 1234567NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPA N Y NAME INC. - 401 K CONTROL # → SHARES123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 x PAGE1 OF 2 CPI Card Group Inc. 10026 West San Juan Way Suite 200 Littleton, Colorado 80127 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 8 8 8 1 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 234567 234567 234567 234567

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K and Notice & Proxy Statement are available at www.proxyvote.com CPI CARD GROUP INC. Annual Meeting of Stockholders May 27, 2020 8:00 AM MDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Sarah Kilgore as proxy, with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CPI CARD GROUP INC. that the stockholder(s) are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, MDT on May 27, 2020, at 10026 W. San Juan Way, Littleton, Colorado 80127 or by means of remote communication, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000456619_2 R1.0.1.18